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                                                             EXHIBIT 2.1
                        CERTIFICATE OF FORMATION

                                   OF

                         ST. PAUL CAPITAL L.L.C.


            This Certificate of Formation of St. Paul Capital L.L.C. (the "L.L.C.") dated as of April 4, 1995 is being duly executed and filed by The St. Paul Companies, Inc., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C.
Section 18-101, Et Seq.).

            FIRST. The name of the limited liability company formed hereby is St. Paul Capital L.L.C.

            SECOND. The address of the registered office of the L.L.C. in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

            THIRD. The name and address of the registered agent for service of process on the L.L.C. in the State of Delaware are RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

                                    THE ST. PAUL COMPANIES, INC.,
                                    as authorized person

                                       /s/ Bruce A. Backberg
                                    ------------------------
                                    Name:  Bruce A. Backberg
                                    Title: Vice President and
                                                Corporate Secretary